Exhibit 99.1 News Release JLL Names Debbie McAneny and Bobby Mehta to its Board of Directors CHICAGO, July 2, 2019 – Jones Lang LaSalle Incorporated (NYSE:JLL) today announced the appointment of Deborah (Debbie) McAneny and Siddharth N. (Bobby) Mehta as independent, non- executive members of its Board of Directors effective July 2, 2019. McAneny served on the board of leading capital markets intermediary HFF until its recent acquisition by JLL. She currently holds board seats at KKR Real Estate Finance Trust, Inc., THL Credit Advisors LLC., RREEF Property Trust, Inc. and RREEF America REIT II. She serves as a Principal of Equinox Advisors LLC. Prior roles include COO at Benchmark Assisted Living and EVP, Structured and Alternative Investments at John Hancock Financial Services, Inc. Mehta was the President and CEO of TransUnion, a global provider of credit and information management services, from 2007 through 2012. Prior to that, he held various roles at multinational banking and financial services company HSBC, including CEO of HSBC North America Holdings and CEO of HSBC Finance Debbie McAneny Corporation. He currently serves on the boards of The Allstate Corporation, Northern Trust, TransUnion, Entrust Datacard Corporation, Piramal Enterprises Ltd. and Avant. He is also a member of the non-profit boards of the Field Museum and the Chicago Public Education Fund. “We’re thrilled that Debbie and Bobby are joining our Board,” said Sheila Penrose, Chairman of the JLL Board of Directors. “We welcome their diverse perspectives and the insights they bring based on their substantial business acumen and leadership experience.” “Debbie’s deep knowledge of the real estate industry, including her long involvement with HFF, and Bobby’s extensive experience with financial services firms and their use of technology will help guide JLL’s focus on continued growth Bobby Mehta and superior client services,” added Christian Ulbrich, Global CEO of JLL. Current members of JLL’s Board of Directors include, in addition to Penrose and Ulbrich, Hugo Bagué, Matthew Carter, Samuel A. DiPiazza, Jr., Ming Lu, Bridget Macaskill, Martin H. Nesbitt, Jeetu Patel and Ann Marie Petach. - ends - About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. Our vision is to reimagine the world of real estate, creating rewarding opportunities and amazing spaces where people can achieve their ambitions. In doing so, we will build a better tomorrow for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.3 billion, operations in over 80 countries and a global workforce of over 91,000 as of March 31, 2019. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com. Connect with us Contact: Gayle Kantro Phone: +1 312 228 2795 Email: gayle.kantro@am.jll.com